Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2008 THIRD QUARTER RESULTS

Third Quarter 2008 Highlights

•	Sales of $331.4 million, up 17.9% over last year (15.0% in constant currency) with strong growth from all major markets

•	Net income of $33.0 million, $0.34 per diluted share ($0.22 adjusted for one time items) versus $0.19 last year

•	Net debt of $346 million down $30 million from June 30, 2008

Summary of Results from Continuing Operations

	Quarter Ended September 30,		%	Nine Months Ended September 30,		%
(In millions, except per share data)	2008	2007	Change	2008	2007	Change
Net Sales	$331.4	$281.1	17.9%	$1,035.4	$853.4	21.3%
Operating Income	35.9	30.2	18.9%	101.6	94.2	7.9%
Net Income	33.0	18.1	82.3%	82.9	50.4	64.5%
Diluted net income per common share	$0.34	$0.19		$0.85	$0.52

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$36.6	$32.8	11.6%	$114.4	$98.3	16.4%
As a % of sales	11.0%	11.7%		11.0%	11.5%
Adjusted Net Income (table D)	21.3	18.1	17.7%	64.0	50.4	27.0%
Adjusted diluted net income per share	$0.22	$0.19		$0.66	$0.52

STAMFORD, CT. October 20, 2008 – Hexcel Corporation (NYSE: HXL), today reported results for the third quarter of 2008.  Net sales from continuing operations during the quarter were $331.4 million, 17.9% higher than the $281.1 million reported for the third quarter of 2007.  Operating income for the third quarter was $35.9 million, compared to $30.2 million for the same quarter last year.  Net income from continuing operations for the third quarter of 2008 was $33.0 million, or $0.34 per diluted share, compared to $18.1 million or $0.19 per diluted share in 2007, aided by the previously disclosed $11.7 million after tax gain on the sale of Hexcel’s share in BHA Aero Composites Parts Co. Ltd (BHA).  Excluding this gain, adjusted net income from continuing operations for the third quarter of 2008 was $0.22 per diluted share (see table D).

Chief Executive Officer Comments

Mr. Berges commented, “We are pleased that despite the global economic worries, and a strike at Boeing, our largest customer, we were able to post strong growth in all of our major markets.  Sales for defense programs and wind turbine blades were particularly strong this quarter, as they have been all year.  While the fixed and start-up costs associated with our new manufacturing facilities have impacted our gross margins, good leverage from higher sales drove growth in adjusted net income by 18% in the quarter and by 27% year to date.  We made good progress on our three new plant start-ups in Europe and have just begun qualification runs at our new China wind prepreg plant. The year over year unfavorable margin impact was about 120 basis points this quarter, an improvement from the 200 basis points impact last quarter.  We expect continued progress over the next few quarters.”

“The Boeing strike, which began in early September, had an immediate effect on our Engineered Products segment where assemblies often are delivered right to our customer’s production line.  But the majority of the strike’s impact will ripple through the coming months as Boeing and its subcontractors adjust their demand.  We estimate that the strike will hurt our results, on an EPS basis, by about a penny per week and continue until production returns to pre-strike levels.”

 “Despite the dire global economic news, at this stage, we still see strong backlog and demand from space and defense, wind energy and new commercial aircraft in the near term and we still expect to spend $175 million on capital expenditures in 2008. The focus on alternative energy sources has made demand for wind energy more compelling.  More importantly the economics of new, lightweight, wide body aircraft have become a significant proportion of the current and future demand mix leading us to expect growth through out the cycle.  However, in light of the unprecedented volatility in the financial markets and concerns over the global economy during the past few weeks, we will prudently monitor the pace of our capital spending plans to maintain alignment with any changes to prior growth assumptions.  At this stage, we are targeting 2009 to be free cash flow neutral for the year despite launching the initial capacity increases for the A350 and a new wind blade prepreg plant in Colorado.  These programs will generate billions in revenues for Hexcel in the years to come and remain a high priority for the Company.”

Markets

Commercial Aerospace

•                  Commercial aerospace sales of $176.5 million grew 15.5% (14.7% in constant currency) over third quarter 2007.  Sales to Airbus and its subcontractors grew over 20% for the third consecutive quarter. Sales to Boeing and its subcontractors were just slightly above the third quarter of 2007 as sales were impacted by both the Boeing strike and the B787 delays.  Our B787 related sales were at their lowest level since first quarter of 2007.

•                  Sales to “other aerospace” were up over 20% for the seventh consecutive quarter due to demand across a wide range of programs in Europe and the Americas.

Industrial

•                  Industrial sales of $79.3 million were up 16.8% over the third quarter 2007 (8.8% on a constant currency basis).  Industrial sales beyond wind energy were impacted by lower recreation and automotive sales. But for the first time in over a year, the bigger category we call “other industrial” had growth as our portfolio pruning actions of last year provided easier comparisons and some capacity has become available.

•                  Year to date wind energy revenue maintains its mid-teens growth, on a constant-currency basis, as the market outlook for wind remains robust. Our customers continue to expect strong global growth and we are moving to support them with our new facilities in China and the U.S.

Space & Defense

•                  Space & Defense sales of $75.6 million for the quarter were 25.2% higher compared to the third quarter of 2007 (23.3% in constant currency).  The growth was across a wide range of programs, led again by the continued strength in global rotorcraft sales and growth across many U.S. military programs.

•                  Year to date Space & Defense sales are now up 18.3% over 2007 on a constant currency basis, well above our historical growth rate, in part aided by new helicopter blade projects which began in the fourth quarter of 2007.

Operations

•                  Gross margin decreased to 21.5% for the quarter compared to 23.8% for the third quarter of 2007.  The benefits of higher volume were offset by the impact of start-up activities associated with the new facilities in Spain, France, Germany and now China (about 120 basis points), exchange rates (about 40 basis points on gross margin and 60 basis points on operating income) and certain commodity materials, utility and freight rates (over 100 basis points).  If the recent dollar strengthening continues, it will help going forward, though hedging will limit the short term impact.  While utilities were up dramatically in a number of locations, the recent oil price trends should moderate the impact on our recent freight and commodity cost surge.

•                  Selling, general and administrative expenses increased by $0.5 million to $26.9 million for the quarter or 8.1% of sales, the lowest in recent history.

Tax

•                  The Company’s effective tax rate for the third quarter of 2008 was 36.1% as compared to 29.5% for the third quarter of 2007.  The provision includes a FIN 48 reversal of $1.8 million in 2008 and $1.1 million in 2007. The benefit in the third quarter of 2008 was partially offset by $0.8 million tax provision related to the gain on the sale of our joint venture interest in BHA. The gain on the sale is included in equity in earnings.

•                  After excluding one-time adjustments in the first half of the year to the tax provision from the reinstatement of deferred tax assets, our year-to-date effective tax rate is 37.6%.  We continue to review our tax strategies to align with our changing manufacturing footprint and prospects.

Cash and other

•                  Total debt, net of $48.7 million of cash on hand was $346.3 million at September 30, 2008, a decrease of $29.9 million (see table F) during the quarter.  Net debt was reduced $21.5 million from the after tax proceeds related to the sale of BHA.  The remaining decrease in net debt was principally from reduced working capital.

•                  At September 30, we had no amounts outstanding on our $125 million revolver facility.  After considering the $13.5 million outstanding letters of credit, available borrowings under the revolver facility is $111.5 million.  We continue to expect year-end net debt to be $340 to $360 million.

•                  Interest expense for the quarter was $4.6 million as compared to $5.3 million in the third quarter of 2007.  The quarter benefitted $0.4 million from reducing accrued interest associated with the reversal of FIN 48 reserves.  Our average borrowing rate for the third quarter of 2008 and 2007 was about 6.5%

•                  In July 2008, we completed the sale of our share in BHA for $22.3 million.  The after tax gain recorded on the sale was $11.7 million or $0.12 per share.  The pre-tax gain of $12.5 million is included in equity in earnings on the accompanying condensed consolidated statement of operations.

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, October 21, 2008 to discuss the third quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-4779 and the confirmation code is 4111040.  The call will be simultaneously hosted on Hexcel’s web site at

www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including growth in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Boeing and Airbus, the settlement of the Boeing strike and how quickly it returns to pre-strike levels, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues including rotorcraft applications and the trend in wind energy, recreation and other industrial applications); our ability to qualify products and ramp-up production at our new manufacturing facilities; the expected impact of currency exchange rates and the price of oil on our cost structure; and our expectations of 2008 earnings per share.  Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates, environmental regulations and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Investors:	Media:
Wayne Pensky	Michael Bacal
(203) 352-6839	(203) 352-6826
wayne.pensky@hexcel.com	michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2008	2007	2008	2007
Net sales	$331.4	$281.1	$1,035.4	$853.4
Cost of sales	260.3	214.2	808.1	644.6
Gross margin	71.1	66.9	227.3	208.8
% Gross Margin	21.5%	23.8%	22.0%	24.5%

Selling, general and administrative expenses	26.9	26.4	88.9	84.8
Research and technology expenses	7.6	7.7	24.1	25.7
Business consolidation and restructuring expenses	0.7	2.6	2.5	4.1
Other operating expense (a)	—	—	10.2	—
Operating income	35.9	30.2	101.6	94.2
Interest expense, net	4.6	5.3	15.5	16.9
Non-operating expense	—	0.5	—	1.0
Income from continuing operations before income taxes,
Equity in earnings and discontinued operations	31.3	24.4	86.1	76.3
Provision for income taxes (b), (c)	11.3	7.2	18.8	29.1
Income from continuing operations before equity in earnings and discontinued operations	20.0	17.2	67.3	47.2
Equity in earnings from and gain on sale of investments in affiliated companies (c)	13.0	0.9	15.6	3.2
Net income from continuing operations	33.0	18.1	82.9	50.4
Gain (loss) from discontinued operations, net of tax	—	1.6	—	(5.3)
(Loss) gain on sale of discontinued operations, net of tax	—	(2.4)	—	4.4
Net income	$33.0	$17.3	$82.9	$49.5
Basic net income per common share:
Continuing operations	$0.34	$0.19	$0.86	$0.53

Discontinued operations	—	(0.01)	—	(0.01)
Net income per common share	$0.34	$0.18	$0.86	$0.52
Diluted net income per common share:
Continuing operations	$0.34	$0.19	$0.85	$0.52

Discontinued operations	—	(0.01)	—	(0.01)
Net income per common share	$0.34	$0.18	$0.85	$0.51

Weighted-average common shares:
Basic	96.5	94.9	96.3	94.4
Diluted	97.8	96.7	97.8	96.2

(a)

Other operating expense for the nine months ended September 30, 2008 includes a charge of $7.6 million related to the increase in environmental remediation liabilities and a charge of 2.7 million related to the termination of our U.S. defined benefit plan.

(b)	The provision for income taxes for nine months ended September 30, 2008 includes ($13.6) million in benefits primarily from the reinstatement of U.S. deferred tax assets previously written off.
(c)

The three and nine-month periods include a pre-tax gain of $12.5 million on the sale of the BHA Aero joint venture. Taxes of $0.8 million, related to the sale, are included in the provision for income taxes for the respective periods.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	September 30, 2008	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$48.7	$19.3	$28.1
Accounts receivable, net	208.7	245.4	192.8
Inventories, net	200.6	207.7	179.4
Prepaid expenses and other current assets	54.9	47.7	34.7
Total current assets	512.9	520.1	435.0

Property, plant and equipment	952.7	954.4	858.8
Less accumulated depreciation	(430.1)	(436.8)	(415.7)
Net property, plant and equipment	522.6	517.6	443.1

Goodwill and other intangible assets, net	55.9	57.1	56.8
Investments in affiliated companies	10.2	20.0	17.5
Deferred tax assets	61.8	83.0	88.7
Other assets	25.3	20.0	19.4
Total assets	$1,188.7	$1,217.8	$1,060.5

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$1.9	$1.7	$0.4
Accounts payable	121.5	143.8	144.2
Accrued liabilities	80.5	87.1	99.7
Total current liabilities	203.9	232.6	244.3

Long-term notes payable and capital lease obligations	393.1	393.8	315.5
Other non-current liabilities	81.6	89.3	73.1
Total liabilities	678.6	715.7	632.9

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 98.2 shares issued at September 30, 2008, 98.0 shares issued at June 30, 2008 and 97.6 shares issued at December 31, 2007	1.0	1.0	1.0
Additional paid-in capital	525.6	523.6	513.3
Accumulated deficit	(14.5)	(47.6)	(97.4)
Accumulated other comprehensive income	21.8	48.3	32.6
	533.9	525.3	449.5
Less – Treasury stock, at cost, 1.9 shares at September 30, 2008 and June 30, 2008 and 1.8 shares at December 31, 2007	(23.8)	(23.2)	(21.9)
Total stockholders’ equity	510.1	502.1	427.6
Total liabilities and stockholders’ equity	$1,188.7	$1,217.8	$1,060.5

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended September 30,
(In millions)	2008	2007

Cash flows from operating activities
Net income	$82.9	$49.5
Loss from discontinued operations, net of tax	—	(0.9)
	82.9	50.4

Reconciliation to net cash (used for) provided by operating activities:
Depreciation and amortization	33.2	29.8
Amortization of debt discount and deferred financing costs	1.2	1.4
Deferred income taxes	4.3	20.5
Business consolidation and restructuring expenses	2.5	4.1
Business consolidation and restructuring payments	(3.7)	(11.2)
Equity in earnings from affiliated companies	(3.9)	(3.2)
Gain on sale of BHA	(11.7)	—
Share-based compensation	8.7	8.1
Excess tax benefits on share-based compensation	1.7	(6.3)
Accelerated amortization of deferred financing costs	—	1.0

Changes in assets and liabilities:
(Increase) in accounts receivable	(19.2)	(7.2)
(Increase) in inventories	(22.9)	(22.3)
Decrease (increase) in prepaid expenses and other current assets	2.1	(1.3)
(Decrease) in accounts payable/accrued liabilities	(40.6)	(8.4)
Changes in other non-current assets and long-term liabilities	8.8	2.1
Net cash provided by operating activities	43.4	57.5

Cash flows from investing activities
Capital expenditures	(118.6)	(74.0)
Deposits for property and equipment purchases, net	(7.2)	2.5
Net proceeds from sale of BHA	22.3	—
Net proceeds from sale of discontinued operations	—	84.0
Investment in affiliated companies	—	(2.0)
Net cash (used for) provided by investing activities	(103.5)	10.5

Cash flows from financing activities
Borrowings from senior secured credit facility – term C loan	79.4	—
Repayments of senior secured credit facility – term B loan	—	(87.9)
Repayments of capital lease obligations and other debt, net	(0.3)	(0.1)
Activity under stock plans	1.4	17.1
Net cash provided by (used for) financing activities	80.5	(70.9)
Net cash used for operating activities, discontinued operations	—	7.9
Net cash used for investing activities, discontinued operations	—	(1.8)
Effect of exchange rate changes on cash and cash equivalents	0.2	2.5
Net increase in cash and cash equivalents	20.6	5.7
Cash and cash equivalents at beginning of period	28.1	25.7
Cash and cash equivalents at end of period	$48.7	$31.4

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market Segment

Quarters Ended September 30, 2008 and 2007	(Unaudited)	Table A

(In millions)	As Reported			Constant Currency (a)
Market Segment	2008	2007	B/(W) %	FX Effect (b)	2007	B/(W) %
Commercial Aerospace	$176.5	$152.8	15.5	$1.1	$153.9	14.7
Industrial	79.3	67.9	16.8	5.0	72.9	8.8
Space & Defense	75.6	60.4	25.2	0.9	61.3	23.3
Consolidated Total	$331.4	$281.1	17.9	$7.0	$288.1	15.0

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	53.3	54.4			53.4
Industrial	23.9	24.1			25.3
Space & Defense	22.8	21.5			21.3
Consolidated Total	100.0	100.0			100.0

Nine Months Ended September 30, 2008 and 2007	(Unaudited)	Table A

(In millions)	As Reported			Constant Currency (a)
Market Segment	2008	2007	B/(W) %	FX Effect (b)	2007	B/(W) %
Commercial Aerospace	$567.1	$451.5	25.6	$9.3	$460.8	23.1
Industrial	243.5	217.8	11.8	22.7	240.5	1.2
Space & Defense	224.8	184.1	22.1	5.9	190.0	18.3
Consolidated Total	$1,035.4	$853.4	21.3	$37.9	$891.3	16.2

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	54.8	52.9			51.7
Industrial	23.5	25.5			27.0
Space & Defense	21.7	21.6			21.3
Consolidated Total	100.0	100.0			100.0

(a)         To assist in the interpretation of our net sales trend, total net sales and sales by market for the quarter and nine months ended September 30, 2007 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2008 and are referred to as “constant currency” sales.

(b)        FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries

Segment Information	(Unaudited)	Table B

(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Third Quarter 2008
Net sales to external customers	$268.6	$62.8	$—	$331.4
Intersegment sales	9.2	—	(9.2)	—
Total sales	277.8	62.8	(9.2)	331.4

Operating income (loss)	39.1	6.4	(9.6)	35.9
% Operating margin	14.1%	10.2%		10.8%
Adjusted % operating margin (see Table C)	14.3%	10.5%		11.0%

Depreciation and amortization	9.7	1.1	—	10.8
Business consolidation and restructuring expenses	0.5	0.2	—	0.7
Stock-based compensation expense	0.6	0.2	1.0	1.8
Capital expenditures	30.8	0.5	1.1	32.4

Third Quarter 2007
Net sales to external customers	$224.0	$57.1	$—	$281.1
Intersegment sales	7.6	0.4	(8.0)	—
Total sales	231.6	57.5	(8.0)	281.1

Operating income (loss)	33.9	4.9	(8.6)	30.2
% Operating margin	14.6%	8.5%		10.7%
Adjusted % operating margin (see Table C)	15.5%	9.7%		11.7%

Depreciation and amortization	9.2	1.0	—	10.2
Business consolidation and restructuring expenses	1.9	0.7	—	2.6
Stock-based compensation expense	0.6	0.2	0.6	1.4
Capital expenditures	23.5	1.5	0.3	25.3

First Nine Months 2008
Net sales to external customers	$839.0	$196.4	$—	$1,035.4
Intersegment sales	31.1	0.3	(31.4)	—
Total sales	870.1	196.7	(31.4)	1,035.4

Operating income (loss)	123.2	22.5	(44.1)	101.6
% Operating margin	14.2%	11.4%		9.8%
Adjusted % operating margin (see Table C)	14.4%	11.5%		11.0%

Depreciation and amortization	29.9	3.2	0.1	33.2
Business consolidation and restructuring expenses	2.3	0.2	—	2.5
Stock-based compensation expense	2.3	0.5	5.9	8.7
Capital expenditures	114.0	1.8	2.8	118.6

First Nine Months 2007
Net sales to external customers	$686.0	$167.4	$—	$853.4
Intersegment sales	25.9	2.1	(28.0)	—
Total sales	711.9	169.5	(28.0)	853.4

Operating income (loss)	109.0	14.9	(29.7)	94.2
% Operating margin	15.3%	8.8%		11.0%
Adjusted % operating margin (see Table C)	15.7%	9.4%		11.5%

Depreciation and amortization	26.9	2.8	0.1	29.8
Business consolidation and restructuring expenses	3.1	1.0	—	4.1
Stock-based compensation expense	3.2	0.6	4.3	8.1
Capital expenditures	69.3	2.8	1.9	74.0

(a)                    We do not allocate corporate expenses to the operating segments.  Corporate expenses include $10.3 million related to the termination of the U.S. defined benefit plan and environmental remediation charges.

Hexcel Corporation and Subsidiaries

Reconciliation of GAAP and Non-GAAP Operating Income	Table C

	Unaudited
	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2008	2007	2008	2007
GAAP operating income	$35.9	$30.2	$101.6	$94.2
- Business Consolidation & Restructuring Expense	0.7	2.6	2.5	4.1
- Pension Settlement Expense	—	—	2.7	—
- Environmental Expense	—	—	7.6	—
Non-GAAP Operating Income	$36.6	$32.8	$114.4	$98.3
% of Net Sales	11.0%	11.7%	11.0%	11.5%
Includes:
- Stock Compensation Expense	$1.8	$1.4	$8.7	$8.1

Hexcel Corporation and Subsidiaries

Reconciliation of GAAP and Non-GAAP Net Income from Continuing Operations	Table D

	Unaudited
	Quarter Ended September 30,
	2008		2007
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income from continuing operations	$33.0	$0.34	$18.1	$0.19
- Gain on sale of BHA (net of tax)	(11.7)	(0.12)	—	—
Non-GAAP net income from continuing operations	$21.3	$0.22	$18.1	$0.19

	Unaudited
	Nine Months Ended September 30,
	2008		2007
	As Reported	EPS	As Reported	EPS
GAAP net income from continuing operations	$82.9	$0.85	$50.4	$0.52
- Tax adjustments (a)	(13.6)	(0.14)	—	—
- Gain on sale of BHA (net of tax)	(11.7)	(0.12)	—	—
- Pension Settlement Expense (net of tax)	1.7	0.02	—	—
- Environmental Expense (net of tax)	4.7	0.05	—	—
Non-GAAP net income from continuing operations	$64.0	$0.66	$50.4	$0.52

(a) The nine-month period 2008 tax adjustments include $13.6 million in net benefit primarily related to the reinstatement of U.S. deferred tax assets in the second quarter, which had been previously written off.

Management believes that adjusted operating income and adjusted net income, which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries

Schedule of Net Income from Continuing Operations Per Common Share	Table E

	Unaudited
	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2008	2007	2008	2007

Basic net income from continuing operations per common share:
Net income from continuing operations	$33.0	18.1	$82.9	$50.4
Weighted average common shares outstanding	96.5	94.9	96.3	94.4
Basic net income from continuing operations per common share	$0.34	0.19	$0.86	$0.53

Diluted net income from continuing operations per common share:
Net income from continuing operations	$33.0	18.1	$82.9	$50.4
Weighted average common shares outstanding – Basic	96.5	94.9	96.3	94.4

Plus incremental shares from assumed conversions:
Restricted stock units	0.3	0.3	0.4	0.4
Stock Options	1.0	1.5	1.1	1.4
Weighted average common shares outstanding–Dilutive	97.8	96.7	97.8	96.2
Diluted net income from continuing operations per common share	$0.34	0.19	$0.85	$0.52

Hexcel Corporation and Subsidiaries

Schedule of Total Debt, Net of Cash	Table F

	Unaudited
	September 30,	June 30,	December 31,
(In millions)	2008	2008	2007
Notes payable and current maturities of capital lease obligations	$1.9	$1.7	$0.4
Long-term notes payable and capital lease obligations	393.1	393.8	315.5
Total Debt	395.0	395.5	315.9
Less: Cash and cash equivalents	(48.7)	(19.3)	(28.1)
Total debt, net of cash	$346.3	$376.2	$287.8